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April 2, 2020

PIMCO Variable Insurance Trust

650 Newport Center Drive

Newport Beach, California 92660

Dear Ladies and Gentlemen:

We have acted as counsel for PIMCO Variable Insurance Trust (the "Trust"), a trust duly organized and validly existing under the laws of the State of Delaware, in connection with the Trust's Registration Statement on Form N-14 (the "Registration Statement") filed on March 3, 2020 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), relating to the transfer of the assets of PIMCO All Asset All Authority Portfolio (the "Target Fund"), a series of the Trust, to PIMCO All Asset Portfolio (the "Acquiring Fund"), a series of the Trust, in exchange for Administrative Class, Advisor Class and Institutional Class shares of beneficial interest of the Acquiring Fund and the assumption of the Target Fund's liabilities by the Acquiring Fund pursuant to the proposed reorganization as described in the Registration Statement and the form of Agreement and Plan of Reorganization (the "Agreement") by and among the Acquiring Fund and the Target Fund, and, with respect to certain provisions of the Agreement, Pacific Investment Management Company, LLC, as filed with the Registration Statement.

We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust's Amended and Restated Trust Instrument and its Amended and Restated By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the Trust's shares proposed to be registered pursuant to the Registration Statement ("Shares"), when it becomes effective, will have been validly authorized and, when issued in accordance with the terms of such Registration Statement and the requirements of applicable federal law and delivered by the Trust against receipt of the net asset value of the Shares, as described in the Registration Statement, will have been legally and validly issued and will be fully paid and non- assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Commission, and to the use of our name in the Registration Statement and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP